EXHIBIT 10.9

PROMISSORY NOTE

$135,000.00	April 27, 2015

1.           Obligation. For value received, Rubicon Financial Incorporated, a Nevada corporation (the “Maker”) promises to pay to Joseph Sanders, an individual resident of the State of California, or his order (the “Holder”) the Principal Amount and Interest (both as defined below) in the manner and upon the terms and conditions set forth herein.

2.           Amount and Payment. The principal amount (“Principal Amount”) of this Promissory Note (the “Note”) is One Hundred Thirty-Five Thousand Dollars ($135,000.00). This Note shall bear interest on the unpaid Principal Amount at the rate of six percent (6%) per annum (“Interest”). The entire Principal Amount and accrued Interest shall be due and payable on June 15, 2015.

3.           Manner and Place of Payment. Payment of the Principal Amount and Interest shall be made in lawful money of the United States of America.  Such payment shall be delivered to the address of the Holder set forth in the records of the Maker or at such other place as the Holder shall have designated to the Maker in writing.

4.           Events of Default. The following shall each constitute an “Event of Default” under this Note: (i) default in the payment when due of the Principal Amount and Interest, and such default shall continue for a period of five (5) days; and (ii) any of the following events of bankruptcy or insolvency: (A) the Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to the Maker (“Bankruptcy Laws”), (B) the Maker shall consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law, or (C) the Maker shall file a petition or answer or consent seeking relief or assisting in seeking relief for the Maker in a proceeding under any Bankruptcy Law or any answer admitting the material allegations of a petition filed against it in such a proceeding.

5.           Remedies Upon Event of Default. Upon the occurrence of an Event of Default specified in Section 4 above, the Holder shall have the right to declare that all the Principal Amount of and Interest on this Note shall, at the option of Holder, be immediately due and payable, without further presentment, notice or demand for payment. The Maker hereby agrees and acknowledges that the exercise of such rights shall not be construed as an election of remedy by the Holder or the Holder’s waiver of right to sue on this Note.

6.           Expenses of Enforcement. The Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, as a court of competent jurisdiction shall award, which the Holder shall incur in connection with any legal action or legal proceeding commenced for the collection of this Note or the exercise, preservation or enforcement of the Holder’s rights and remedies thereunder.

7.           Cumulative Rights and Remedies. All rights and remedies of the Holder under this Note shall be cumulative and not alternative and shall be in addition to all rights and remedies available to the Holder under applicable law.

8.           Governing Law and Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of California or in the federal courts located in the State of California, County of Orange.  Both parties agree to submit to the jurisdiction of such courts.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

9.           Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

10.         Rate of Interest.  If this Note is subject to a law which sets maximum loan charges, and that law is finally interpreted so that the interest or other charges collected or to be collected in connection with this Note exceed the permitted limits, then:  (a) any such charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from Maker which exceeded permitted limits will be refunded to Maker.  Holder may choose to make this refund by reducing the principal owed under the Note or by making a direct payment to Maker.  If a refund reduces principal, the reduction will be treated as a partial prepayment without penalty.

11.         Further Assurances. The Maker shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person/entity) as may be reasonably required or desirable to carry out or to perform the provisions of this Note.

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IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered at Irvine, California as of the day and year first above written.

“Maker”
Rubicon Financial Incorporated

By: /s/ Joseph Mangiapane, Jr.
       Joseph Mangiapane, Jr., CEO/President

“Holder”
Joseph Sanders

By: /s/ Joseph Sanders
       Joseph Sanders

Address: